Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VISA INC.

MARKET ST. CORP.

AND

CYBERSOURCE CORPORATION

Dated as of April 20, 2010

ARTICLE I

THE MERGER

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INDEX OF DEFINED TERMS

Page(s)
401(k) Plan	A-60
Acquisition	A-68
Acquisition Proposal	A-53
Action of Divestiture	A-57
Agreement	A-1
Book-Entry Shares	A-5
Business Day	A-2
Bylaws	A-2
Cashed-Out Options	A-3
Certificate	A-5
Certificate of Incorporation	A-2
Certificate of Merger	A-2
Change of Recommendation	A-51
Change of Recommendation Notice	A-52
Closing	A-2
Closing Date	A-2
COBRA	A-30
Code	A-6
Company	A-1
Company Balance Sheet	A-13
Company Charter Documents	A-8
Company Common Stock	A-3
Company Disclosure Schedule	A-7
Company Employee Plan	A-30
Company ESPP	A-4
Company Financials	A-13
Company Intellectual Property	A-19
Company Material Contract	A-35
Company Options	A-9
Company Preferred Stock	A-9
Company Products	A-19
Company Registered Intellectual Property	A-20
Company SEC Documents	A-12
Company Stock Option Plans	A-9
Confidential Information	A-55
Confidentiality Agreement	A-54
Contaminants	A-24
Continuing Employees	A-60
Contract	A-8
Copyleft License	A-20
Copyleft Materials	A-20
Copyrights	A-20
Delaware Law	A-1
Dissenting Shares	A-4
DOJ	A-12
DOL	A-30
Domain Names	A-20
Effect	A-70

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Page(s)
Effective Time	A-2
Employee	A-30
Employee Agreement	A-30
End Date	A-65
Environmental Claim	A-28
Environmental Laws	A-28
ERISA	A-31
ERISA Affiliate	A-31
Exchange Act	A-12
Exchange Agent	A-5
Exchange Fund	A-5
Export Approvals	A-39
FCPA	A-39
FTC	A-12
GAAP	A-13
Government Contract	A-38
Governmental Authorizations	A-26
Governmental Entity	A-12
HIPAA	A-31
HSR Act	A-12
Indemnified Parties	A-62
Institutions	A-26
Intellectual Property Contracts	A-21
Intellectual Property Rights	A-20
International Employee Plan	A-31
Intervening Event	A-52
Intervening Recommendation Change	A-52
IRS	A-31
Knowledge	A-70
Law	A-6
Lease Documents	A-18
Leased Real Property	A-18
Liens	A-8
made available	A-70
Major Customer	A-35
Major Supplier	A-36
Material Adverse Effect	A-70
Materials of Environmental Concern	A-28
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Common Stock	A-4
Necessary Consents	A-12
Non-Employee Option	A-3
Open Source License	A-20
Open Source Materials	A-20
Option Ratio	A-59
Parent	A-1
Parent Benefit Plans	A-61
Parent Common Stock	A-58
Parent Disclosure Schedule	A-40

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Page(s)
Parent Option	A-58
Parent Stock Plan	A-58
Parent’s 401(k) Plan	A-60
Patents	A-20
Pension Plan	A-31
Permitted Liens	A-19
Person	A-71
Proxy Statement	A-40
Registered Intellectual Property	A-20
Regulatory Laws	A-27
Rollover Option	A-58
SEC	A-12
Securities Act	A-13
Shareholder Approval	A-11
Shrink-Wrapped Code	A-21
Significant Subsidiary	A-8
Source Code	A-21
Standard Outbound Licenses	A-24
Standard Services Agreements	A-24
Stockholders’ Meeting	A-49
Subsidiary	A-8
Subsidiary Charter Documents	A-8
Superior Offer	A-54
Surviving Corporation	A-2
Tax	A-15
Tax Returns	A-16
Taxes	A-15
Technology	A-21
Termination Fee	A-67
Trade Secrets	A-20
Trademarks	A-20
Triggering Event	A-66
Vested Option	A-3
WARN	A-31

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 20, 2010, by and among VISA INC., a Delaware corporation (“Parent”), MARKET ST. CORP., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and CYBERSOURCE CORPORATION, a Delaware corporation (the “Company”).

RECITALS

A. WHEREAS, the respective boards of directors of each of Merger Sub and the Company have approved and declared advisable, and Parent’s board of directors has approved, this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (“Delaware Law”).

B. Concurrently with the execution of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain senior executives and key employees of the Company are simultaneously entering into employment-related agreements with Parent.

C. The Board of Directors of the Company has unanimously of those directors present (with one director absent) resolved to recommend to its stockholders the adoption of this Agreement.

D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, LLP, located at 525 University Avenue, Suite 1100, Palo Alto, California, at a time and date to be specified by the parties, which shall be no later than the second (2nd) Business

Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing; provided, however, that Parent shall have no obligation to close on any day during the last fifteen (15) calendar days of any fiscal quarter end of Parent, including the periods between (x) June 15 and July 1, 2010, (y) September 15, 2010 and October 1, 2010 and (z) December 16, 2010 and January 1, 2011. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Parent is closed for business or banking institutions located in San Francisco, California are authorized or obligated by any Law or executive order to close.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”) shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is CYBERSOURCE CORPORATION.” At the Effective Time, the Bylaws of the Company (the “Bylaws”) shall be amended and restated in their entirety to be identical to the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in the Bylaws; provided, however, that at the Effective Time, the Title of the Bylaws of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “Bylaws of CyberSource Corporation.”

1.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until the earlier of their death, resignation or removal or until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the Laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.

1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a) Company Common Stock. Each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Section 1.7) into the right to receive an amount of cash equal to $26.00, without interest (such amount of cash hereinafter referred to as the “Merger Consideration”) to be distributed in the manner provided in Section 1.8 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10).

(b) Cashed-Out Options. At the Effective Time, each Company Option that is either (A) held by any Person other than an employee of the Company or any of its Subsidiaries (each such Company Option, a “Non-Employee Option”) or (B) that is vested as of the Effective Time, giving effect to any acceleration of vesting resulting from the Merger or as a result of the adjustment to vesting schedules pursuant to Section 5.9(a) of this Agreement (each such Company Option, a “Vested Option,”) or (C) that has a per share exercise price greater than the per share Merger Consideration and together with the Non-Employee Options and the Vested Options, the “Cashed-Out Options”), and, in each case, that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Cashed-Out Option shall be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent), if any, equal to the product of (i) the number of shares of Company Common Stock as to which such Company Option was vested and exercisable immediately prior to the Effective Time (giving effect to any acceleration of vesting resulting from the Merger), and (ii) the excess, if any, of the per share Merger Consideration over the exercise price of such Company Option immediately prior to the Effective Time. Parent will promptly following the Closing deliver to the Exchange Agent a list of all holders of Cashed-Out Options for payment without further action required by such holders of such Cashed-Out Options.

(c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no Merger Consideration shall be delivered in exchange therefor.

(d) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. After the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(e) Employee Stock Purchase Plan. The Company shall take all actions necessary or appropriate (including accelerating an offering or purchase period), so that effective no later than the Effective Date, the Company 1999 Employee Stock Purchase Plan (the “Company ESPP”) will be terminated and no participants under the Company ESPP will have any further rights thereunder from and following the Effective Time. To the extent any offering period under the Company ESPP is in progress prior to such termination, the Company shall ensure that such offering period shall end prior to such termination, and that each participant’s accumulated contributions for such offering period are applied towards the purchase of Company Common Stock immediately prior to such termination unless the participant has previously withdrawn from such offering period in accordance with the terms of such plan.

(f) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend or distribution (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.

1.7 Dissenting Shares.

(a) Notwithstanding any other provision of this Agreement to the contrary, other than Section 1.7(b), any shares of Company Common Stock held by a holder who: (i) has not voted in favor of the Merger or consented thereto in writing, (ii) has perfected its rights to appraisal in accordance with Section 262 of Delaware Law and (iii) as of the Effective Time, has not effectively withdrawn or lost such holder’s appraisal rights (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable Merger Consideration set forth in Section 1.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due to the holder thereof as provided by Delaware Law. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) Notwithstanding the provisions of Section 1.7(a), if any holder of shares of Company Common Stock who demands appraisal for such shares in accordance with Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights under Delaware Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the Merger Consideration as set forth in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

(c) The Company shall give Parent (i) prompt notice of any written demands for appraisal rights of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal rights and (ii) the opportunity to participate in and direct all negotiations and proceedings which take place prior to the Effective Time with respect to demands for appraisal rights under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any holder of Company Common Stock with respect to such demands shall be submitted to Parent in advance and shall not be presented to any holder of Company Common Stock prior to the Company receiving Parent’s consent, such consent not to be unreasonably withheld.

1.8 Surrender of Certificates or Transfer of Book-Entry Shares.

(a) Exchange Agent. Prior to the Effective Time, Parent shall designate a national bank or trust company to act as the exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration in respect of certificates that immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Certificate”) or non-certificated shares represented by book-entry (the “Book-Entry Shares”), in each instance other than Dissenting Shares, in accordance with this Article I and Parent shall enter into a customary exchange agent agreement with the Exchange Agent.

(b) Parent to Provide Cash. At the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, cash in an amount sufficient to pay the full amount of the Merger Consideration payable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock and all Cashed-Out Options. Any cash deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c) Exchange Procedures. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Book-Entry Shares, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.6(a): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates or transfer of Book-Entry Shares to the Exchange Agent and shall otherwise be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for cash constituting the Merger Consideration. Upon (x) surrender of Certificates for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares, the holder of record of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the cash constituting the Merger Consideration, and the Certificates so surrendered or Book-Entry Shares so transferred shall forthwith be canceled. Until so surrendered or transferred, outstanding Certificates or Book-Entry Shares, respectively, will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which such shares of Company Common Stock shall have been so converted. No interest will be paid or accrue on any cash payable to holders of Certificates or Book-Entry Shares under the provisions of this Article I.

(d) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Company Options or otherwise, such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign Tax Law or under any other applicable Law. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(e) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to any person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar federal, state, local, municipal, or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit, constitution, principle of common law, resolution, ordinance, code, edict, directive, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (collectively, “Law”).

(f) Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent on a daily basis; provided, however, that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to Parent. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Article I, Parent shall take all steps necessary to deposit in trust additional cash with the Exchange Agent sufficient to make all payments required under this Agreement, and Parent shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any other purpose.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares or Cashed-Out Options six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation to be held in trust for such holders or otherwise according to the instruction of the Surviving Corporation, and any Person entitled to payment in accordance with this Article I shall be entitled to look only to the Surviving Corporation solely as general creditors for the cash constituting the Merger Consideration (which shall not accrue interest) pursuant to Section 1.6(a) with respect to the shares of Company Common Stock formerly represented thereby.

1.9 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the former holders of shares of Company Common Stock will cease to have any rights with respect to such shares except as otherwise provided herein or by applicable Law. After the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such cash constituting the Merger Consideration; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired by the Surviving Corporation as a result of the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as expressly disclosed in the Company SEC Documents (other than as set forth in the forward-looking statements, the risk factors contained therein or the exhibits thereto) prior to the date hereof and (ii) as disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.

(a) Organization; Standing and Power. The Company and each of its Subsidiaries are each a corporation or other organization duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary (except, in the case of good standing, for entities organized under the Laws of any jurisdiction that does not recognize such concept), and each has the requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted, except where the failure to be so organized, qualified, validly existing and in good standing would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or by one or more Subsidiaries, (i) directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written, oral or other agreement, contract, subcontract, settlement agreement, lease, indenture, mortgage, instrument, note, bond, option, warranty, guarantee, sales or purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment, instrument or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be enforceable against the Company or its Subsidiaries.

(b) Charter Documents and Minutes. The Company has made available to Parent (i) a true, complete and correct copy of the Certificate of Incorporation and the Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a “Significant Subsidiary”), and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and each of its Subsidiaries is not in violation of its respective Subsidiary Charter Documents. The Company has made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the shareholders, the Board of Directors and each committee of the Board of Directors of the Company and each of its Subsidiaries held since January 1, 2007, except in each case for (i) records that may discuss the Merger or strategic alternatives and (ii) draft minutes pending approval by the Board of Directors of the Company or any committee thereof.

(c) Subsidiaries. Section 2.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, its place and form of organization and each jurisdiction in which it is authorized to conduct or actually conducts business. Other than directors’ qualifying shares required under applicable Law, the Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares have been duly authorized, validly issued and are fully paid and non-assessable, free and clear of all pledges, claims, liens, charges, mortgages, deeds of trust, restrictions, easements, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests), except for Permitted Liens and restrictions imposed by applicable securities Laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.

2.2 Capital Structure.

(a) Capital Stock. The authorized capital stock of the Company consists of: (i) 125,000,000 shares of Company Common Stock and (ii) 5,610,969 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on April 16, 2010:

(i) 70,832,694 shares of Company Stock were issued and outstanding (of which no shares were Company restricted shares); and

(ii) no shares of Company Preferred Stock were issued and outstanding.

No shares of Company Common Stock are owned or held by any Subsidiary of the Company. All outstanding shares of Company Common Stock are, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and are not (or, in the case of shares that have not yet been issued, will not be) subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.

(b) Company Options. As of the close of business on April 16, 2010: (i) 10,473,594 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 1999 Stock Option Plan, 1999 Non-qualified Stock Option Plan and the PaylinX Plan (collectively, the “Company Stock Option Plans”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Company Stock Option Plans are referred to in this Agreement as “Company Options”), the weighted average exercise price of such Company Options is $12.23073 and 5,396,916 such Company Options are vested and exercisable; (ii) 2,603,091 shares of Company Common Stock are available for future grant under the Company Stock Option Plans; (iii) 120,495 shares of Company Common Stock are issuable under the Company ESPP; and (iv) no shares of Company Common Stock were subject to issuance pursuant to outstanding stock options granted outside of the Company Stock Option Plans, or the Company ESPP. The Company has made available to Parent a list as of April 16, 2010, for each such Company Option: (a) the name of the holder of such Company Option, (b) the number of shares of Company Common Stock subject to such Company Option, (c) the exercise price of such Company Option, (d) the date on which such Company Option was granted or issued, (e) the Company Stock Option Plan under which such Company

Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a non-qualified stock option, (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries, (g) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof and (h) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans and the Company ESPP, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable. The Company Stock Option Plans and the Company ESPP are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options or other compensatory equity-based awards have been or may be granted. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Section 2.2(b) of the Company Disclosure Schedule sets forth the aggregate amount credited to the accounts of participants in the Company ESPP for, and as of, the end of the most recent bi-weekly payroll period ending prior to the date hereof. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(c) Other Securities. Except as otherwise set forth in Section 2.2(b) or Section 2.2(c), as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, other voting securities or any securities convertible into shares of capital stock, or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and to the Company’s Knowledge, there are no irrevocable proxies and no voting agreements, voting trusts, rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.

2.3 Authority; No Conflict; Necessary Consents.

(a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger and the other transactions contemplated hereby (the “Shareholder Approval”). The Board of Directors of the Company has, by resolution adopted by unanimous vote of those directors present (with one director absent) at a meeting of Directors duly called and held and not subsequently rescinded or modified in any way (except as is permitted pursuant to Section 5.3(d) hereof), duly (i) determined that the Merger, this Agreement and the transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders and declared the Merger, this Agreement and the transactions contemplated hereby to be advisable, (ii) approved this Agreement and the transactions contemplated thereby, including the Merger, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Company Stockholders’ Meeting. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby, will not (i) contravene, conflict with, result in a breach of or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Significant Subsidiary of the Company or the organizational documents of CyberSource K.K, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Law applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair the Company’s rights or to the Company’s Knowledge, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Company Material Contract or any Governmental Authorization affecting, or relating in any way to, the assets or business of the Company or any of its Subsidiaries, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries other than Permitted Liens. Section 2.3(b) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Company Material Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which, if individually or in the aggregate, not obtained, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or result in the Company or any of its Subsidiaries incurring any material penalties or other financial obligations or to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver or approval.

(c) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) or any other Person is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger and other transactions contemplated hereby and thereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing of the Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(c) of the Company Disclosure Schedule, (iv) approval of the Company’s stockholders as contemplated in Section 5.2, (v) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities Laws or the rules and regulations of the Nasdaq Stock Market and (vi) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which if not obtained or made would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, or to materially and adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of the need for such consent, waiver, approval, order, authorization, registration, declaration or filing. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (vi) are referred to herein as the “Necessary Consents.”

2.4 SEC Filings; Financial Statements; Internal Controls.

(a) SEC Filings. The Company has filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2007. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing, (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Documents.” As of their respective dates, the Company SEC Documents (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, or the Sarbanes-Oxley Act of 2002, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing), and each such Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. The Company has made available to Parent complete and correct copies of all amendments and modifications effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed, to Contracts and other documents that previously had been filed by the Company with the SEC and are currently in effect. The Company has made available to Parent true, correct and complete copies of all correspondence between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since January 1, 2007, including all SEC comment letters and written responses to such comment letters by or on behalf of the Company. As of the date hereof, to the Knowledge of the Company, none of the Company SEC Documents are the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officers of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Documents and, at the time of filing or submission of such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act of 2002. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.

(b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the “Company Financials”), including each Company SEC Document filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC and (iii) fairly and accurately presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject to normal year-end adjustments in the case of any unaudited interim financial statements). As of the date of this Agreement, the Company does not intend to correct or restate, and to the Company’s Knowledge, there is not any basis to correct or restate, any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 2009 contained in the Company SEC Documents is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, since December 31, 2009, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a consolidated balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP, except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice and (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby. The Company has not had any dispute with any of its auditors regarding material accounting matters or policies during any of its past five full fiscal years or during the current fiscal year-to-date. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar off-balance sheet Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).

(c) Internal Controls. The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15 or 15d-15 of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization, (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences, (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors. Neither the Company nor any of its Subsidiaries (including any Employee thereof) nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (i) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (ii) any fraud, whether or not material, that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15 or 15d-15 of the Exchange Act to ensure that all material information relating to the Company and its Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(e) Audit Committee. The audit committee of the Board of Directors of the Company includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f) Code of Ethics. The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Company’s Knowledge, there have been no violations of provisions of the Company’s code of ethics by any such persons since January 1, 2007.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Since January 1, 2007, the company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

2.5 Absence of Certain Changes or Events. Since December 31, 2009, through the date hereof, other than the transactions contemplated by this Agreement, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice and none of the Company or any Subsidiary has taken any action that, if taken after the date of this Agreement, would require consent pursuant to Section 4.1(b) of this Agreement. Since December 31, 2009, there has not been any Material Adverse Effect on the Company or any event, change, development or set of circumstances that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.6 Taxes.

(a) Definition of Taxes and Tax Returns. For the purposes of this Agreement, “Tax” or “Taxes” shall mean (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 2.6(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium Tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 2.6(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement or otherwise obligated to make any payment determined by reference to the Tax liability of a third party. “Tax Returns” shall mean all returns, reports, documents, declarations, information statements, claims for refund, and other information and filings (including elections, disclosures, schedules and estimates), and any attachments, addenda or amendments thereto (whether or not a payment is required to be made with respect to any such return) relating to Taxes.

(b) Taxes, Tax Returns and Audits.

(i) The Company and each of its Subsidiaries have (A) duly and timely filed or caused to be filed all Tax Returns and such Tax Returns are true, correct, and complete in all material respects, (B) duly and timely paid or withheld (and timely paid over any withheld amounts to the appropriate Governmental Entity) all Taxes required to be paid or withheld whether or not shown as due on any Tax Return, and (C) established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the assets and operations of the Company and each Subsidiary through the date of this Agreement.

(ii) Neither the Company nor any of its Subsidiaries has any liability for unpaid Taxes which have not been accrued or reserved on the Company Financials, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business.

(iii) No deficiency for any Tax has been asserted, proposed, assessed or, to the Company’s Knowledge, threatened by any Governmental Entity against the Company or any of its Subsidiaries which has not been satisfied by payment, finally settled or withdrawn.

(iv) No claim has been made by any Governmental Entity that the Company or any of its Subsidiaries is or may be subject to any taxation by a jurisdiction in which it does not file Tax Returns, and there are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies of the Company or any of its Subsidiaries.

(v) There is no claim, audit, action, suit, request for ruling or determination, investigation, or administrative or court proceeding now pending, outstanding or, to the Company’s Knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax Return of the Company or any of its Subsidiaries.

(vi) No adjustment relating to any Tax Return filed by the Company or any of its Subsidiaries has been proposed by any Governmental Entity to the Company or any of its Subsidiaries or any representative thereof that remains unpaid.

(vii) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(viii) Neither the Company nor any of its Subsidiaries (A) has filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign Tax Law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return or (B) has consummated or participated in, and is not currently participating in, any transaction that was or is a “tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder and has participated in, or is currently participating in, a “listed transaction” or a “reportable transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulations Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Law.

(ix) Neither the Company nor any of its Subsidiaries (A) is a party to any Tax sharing, indemnification, allocation or similar agreement, whether or not written, or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law including any arrangement for group or consortium Tax relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise.

(x) Neither the Company nor its Subsidiaries will be required to include any income or gain or exclude any deduction or loss from taxable income (A) as a result of any (I) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (II) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (III) installment sale or open transaction disposition or (IV) prepaid amount received on or prior to the Closing Date or (B) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(xi) The Company is not and has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

(xii) There are no Liens for Taxes upon the assets of the Company or any Subsidiary except Liens for Taxes not yet due and payable.

(xiii) There is no power of attorney given by or binding upon the Company or any of its Subsidiaries with respect to Taxes for any period for which the statute of limitations (including waivers or extensions) has not yet expired.

(xiv) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries.

(xv) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

(xvi) Section 2.6(b)(xvi) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files a return.

(xvii) The Company has made available to Parent all material Tax Returns of the Company and its Subsidiaries (whether foreign or domestic) for the last three (3) years.

(xviii) The Company and its Subsidiaries are in compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territory or non-U.S. government.

2.7 Title to Properties.

(a) Properties. Neither the Company nor any of its Subsidiaries owns any real property. Section 2.7(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). The Company has made available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries (“Lease Documents”). All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third Person under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Section 2.7(a) of the Company Disclosure Schedule, (i) no parties have a sublease to and no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) the Leased Real Property is in compliance, in all material respects, with applicable Laws and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under applicable Law upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.

(b) Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets reflected in the latest Company Financials included in the Company SEC Documents, free and clear of any Liens except (i) as reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C) and (D) collectively, the “Permitted Liens”) and (iii) such imperfections of title and encumbrances, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties.

2.8 Intellectual Property.

Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Intellectual Property” shall mean any and all Technology and Intellectual Property Rights that are owned by, or purported to be owned by, the Company or its Subsidiaries, including the Company Registered Intellectual Property.

“Company Products” shall mean all products, technology, software, or service offerings of the Company or any of its Subsidiaries that are marketed, sold, or distributed, supported or in inventory or that the Company or any of its Subsidiaries intends to market, sell, or distribute, including any products, technology, software, or service offerings under development, and including any such products, technology, software, or service offerings that form the basis, in whole or in part, of any revenue or business projection of the Company or any of its Subsidiaries.

“Company Registered Intellectual Property” shall mean the Registered Intellectual Property owned by or filed in the name of the Company or any of its Subsidiaries.

“Copyleft License” shall mean any license that requires, as a condition of use, modification and/or distribution of any materials that software or other Technology incorporated into, derived from, used, or distributed with such materials: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” shall mean any software or other Technology subject to a Copyleft License.

“Intellectual Property Rights” shall mean all worldwide common law and statutory rights in, arising from, or associated with (i) United States and foreign patents and utility models and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”);

(ii) trade secrets, confidential information, know-how and proprietary information arising from or relating to Technology (“Trade Secrets”); (iii) copyrights and renewals thereof, and all other rights corresponding thereto arising from or relating to Technology (“Copyrights”); (iv) domain names and uniform resource locators (“Domain Names”); (v) trade names, logos, slogans, trade dress, common law trademarks and service marks and goodwill associated with any of the foregoing (“Trademarks”); (vi) moral and economic rights of authors and inventors, however denominated; (vii) similar or equivalent rights to any of the foregoing; and (viii) Registered Intellectual Property for any of the foregoing.

“Open Source License” shall mean any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” shall mean any software or other Technology subject to an Open Source License.

“Registered Intellectual Property” shall mean all: (i) Patents, including applications therefor; (ii) registered Trademarks and applications therefor, including intent-to-use applications; (iii) Copyright registrations and applications therefor; (iv) Domain Name registrations; (v) other applications, certificates, filings, registrations or other documents issued by, filed with, or recorded by, any private, state, government or other public or quasi-public legal authority for protection of any Technology; and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation.

“Shrink-Wrapped Code” shall mean generally commercially available off-the-shelf software code or programs where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $50,000 in the aggregate for all users and work stations).

“Source Code” shall mean computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in human readable form.

“Technology” shall mean any or all of the following: (i) technology, including technology embodied in or relating to electronic payment processing and security programs, architecture and all components thereof, proprietary information and materials, including inventions (whether or not patentable or reduced to practice) and invention disclosures; (ii) trade secrets, know-how, methodologies, processes, technical data, customer lists, customer contact information, and customer licensing and purchasing histories, manufacturing information, business plans, product roadmaps; (iii) databases and data collections, server and client side web scripts, computer programs, software (including all Source Code and object code), tools, models, firmware, algorithms and implementations thereof, development tools, flow charts, programmers’ annotations and notes, documentation, product user manuals, and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded, product designs and product specifications and documentation, and works of authorship of any kind (whether or not published); (iv) other materials, creative works or developments to which any Intellectual Property Rights may apply; and (v) improvements, modifications, enhancements, revisions and releases relating to any of the foregoing.

(a) No Default/No Conflict. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, any Contract providing for the license or other use (i) by a third Person of any Company Intellectual Property which is material or necessary to the conduct of the business of the Company as currently conducted or currently proposed to be conducted or (ii) by the Company or its Subsidiaries of Technology or Intellectual Property Rights of a third Person, other than with respect to Shrink-Wrapped Code (“Intellectual Property Contracts”). Each of the Company and its Subsidiaries

is in compliance with, and has not materially breached any term of any such Intellectual Property Contract and, to the Company’s Knowledge, all other parties to such Intellectual Property Contracts are in compliance with, and have not materially breached any term thereof. As of the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under such Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(b) No Infringement. The operation of the business of the Company and its Subsidiaries, including the design, development, use, import, branding, advertising, promotion, marketing, distribution, licensing, manufacture and sale of the Company Products or any material Company Intellectual Property does not (i) infringe or misappropriate, and has not infringed or misappropriated, any Intellectual Property Rights of any third Person, or (ii) violate, and has not violated, any right to privacy or publicity of any third Person or (iii) constitute, and has not constituted, unfair competition or trade practices under the Laws of any jurisdiction.

(c) Notice. Since January 1, 2004, neither the Company nor any of its Subsidiaries has received written notice from any third Person claiming that the Company, any of its Subsidiaries, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property Rights of any third Person, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the Laws of any jurisdiction.

(d) No Third Party Infringers. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Within the past five (5) years, neither the Company nor any of its Subsidiaries have asserted or, to the Company’s Knowledge, threatened, any claim against any third Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(e) Transaction. Neither this Agreement nor the transactions contemplated by this Agreement, will result in: (i) Parent, any of its subsidiaries or the Surviving Corporation granting to any third party any incremental right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them, (ii) Parent, any of its subsidiaries or the Surviving Corporation, being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses or (iii) Parent, any of its subsidiaries or the Surviving Corporation being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in this Section 2.8(e), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.

(f) Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has required and caused (i) each current and former employee to execute proprietary information and confidentiality agreements which (1) effectively assign to the Company and its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property or Intellectual Property Rights relating to the business of the Company or and of its Subsidiaries or the Company Products, including all Intellectual Property Rights therein or arising therefrom or arising during each such employee’s period of employment with the Company and (2) provide reasonable protection for Trade Secrets of the Company and its Subsidiaries; and (ii) each current and former consultant and contractor engaged by the Company or any of its Subsidiaries to develop materials or technology subject to Intellectual Property Rights to execute consulting and confidentiality agreements which (1) effectively assign to the Company and its Subsidiaries all right, title and interest (including the sole right to enforce) in any Technology or Intellectual

Property Rights developed for use in the business of Company or any of its Subsidiaries by the consultant or contractor in connection with the performance of services for the Company or and of its Subsidiaries or the Company Products, including all Intellectual Property Rights therein or arising therefrom or arising during each such consultant’s or contractor’s engagement with the Company or and of its Subsidiaries and (2) provide reasonable protection for Trade Secrets of the Company and its Subsidiaries. To the Company’s Knowledge, no current or former employees, consultants and contractors of the Company or any of its Subsidiaries is in breach of any such proprietary information and confidentiality agreement or consulting and confidentiality agreement.

(g) No Order. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, adversarial-related, or judicially-imposed obligations to which the Company or any of its Subsidiaries is a party or are otherwise bound, that do or, to the Company’s Knowledge, may: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property Rights.

(h) Open Source. Each of the Company and its Subsidiaries has established a commercially reasonable policy that is designed to (i) identify Open Source Materials and (ii) to avoid the release of Source Code of the Company Intellectual Property. All use and distribution of Company Products or any Open Source Materials by or through the Company and each of its Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Section 2.8(h) of the Company Disclosure Schedule lists all Open Source Materials used in the Company Products, including in development or testing thereof, and (A) identifies the Open Source License applicable thereto, (B) describes the manner in which such Open Source Materials were used, (C) states whether (and, if so, how) the Open Source Materials were modified by or for Company, (D) states whether the Open Source Materials were distributed by or for Company, and (E) describes how such Open Source Materials are integrated with or interact with the Company Products or any portion thereof. Except as set forth in Section 2.8(h) of the Company Disclosure Schedule, the Company has not: (1) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Company Products; (2) distributed Open Source Materials in conjunction with or for use with any of the Company Products; or (3) used Copyleft Materials in a manner that requires the Company Products, any portion thereof, or any other Company Intellectual Property to be subject to any Copyleft License.

(i) Source Code. Section 2.8(i) of the Company Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or delivered or licensed to any other Person, any of the Source Code included in any Company Products. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any such Source Code or the grant of incremental rights to a Person with regard to such Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code included in any Company Products, other than pursuant to the Company’s standard form of professional services agreements, copies of which have been provided to Parent (“Standard Services Agreements”).

(j) Software. All Company Products (and all parts thereof) are free of: (i) any material defects and material errors and (ii) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”).

(k) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for the business and have taken all commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems. The Company and its Subsidiaries have implemented any and all security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.

(l) Licenses-In. Other than (i) licenses to Open Source Materials as set forth in Section 2.8(h) of the Company Disclosure Schedule and (ii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(l) of the Company Disclosure Schedule lists all Intellectual Property Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has been granted or has been provided any rights to Technology or Intellectual Property Rights by a third Person. All Intellectual Property Contracts required to be set forth on Section 2.8(l) of the Company Disclosure Schedule are in full force and effect and are, to the Company’s Knowledge, valid and binding.

(m) Licenses-Out. Other than (i) written non-disclosure agreements that exclude express or implied licenses to Company Intellectual Property; (ii) non-exclusive licenses with respect to Company Products, in each case, pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s), copies of which Company has made available to Parent (“Standard Outbound Licenses”); and (iii) Standard Services Agreements, Section 2.8(m) of the Company Disclosure Schedule lists all Intellectual Property Contracts related to Company Intellectual Property to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has licensed or provided any Company Intellectual Property to any third Person. All Intellectual Property Contracts required to be set forth on Section 2.8(m) of the Company Disclosure Schedule, Standard Outbound Licenses and Standard Services Agreements are in full force and effect and are, to the Company’s Knowledge, valid and binding.

(n) Trade Secrets. (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their Trade Secrets, and any Trade Secrets of third parties provided thereto, according to applicable Laws and obligations of confidentiality, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (iii) except pursuant to such agreements, to the Company’s Knowledge, there has been no disclosure by the Company or any of its Subsidiaries of any such Trade Secrets and (iv) to the Company’s Knowledge, no party to any such agreement has breached or is in breach of such agreement.

(o) Privacy. The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to privacy, data protection, and the collection and use of personal information, and the Company and its Subsidiaries have complied with their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information. The Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. The execution, delivery and performance by Company and its Subsidiaries of this Agreement complies with all applicable Laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies. True copies of the Company’s privacy policies and guidelines have been made available to Parent.

(p) Company Registered Intellectual Property. Section 2.8(p) of the Company Disclosure Schedule lists all Company Registered Intellectual Property and: (i) for each Patent and Patent application, the Patent number or application serial number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each registered Trademark and Trademark application, the application serial number or registration number, by country, province and state, and the class of goods covered, the nature of the goods or services, as well as a list of all material common law Trademarks used by the Company in conjunction with Company Products, (iii) for any Domain Names, the registration date, any renewal date and name of registry; (iv) for each Copyright registration or Copyright application, the number and date of such registration or application by country, province and state; (v) all pending proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Company Registered Intellectual Property; and (vi) any responses that must be submitted within sixty (60) days after the Closing hereof for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property.

(q) Validity and Enforceability. Except as indicated by the status in Section 2.8(p) of the Company Disclosure Schedule, the Company Intellectual Property is subsisting, in full force and effect, and (in the case of Company Registered Intellectual Property), to the Company’s Knowledge, is valid and enforceable and has not expired, lapsed or been cancelled or abandoned (except with respect to Company Registered Intellectual Property that does not read on or is not embodied in any Company Products or that is not otherwise material or necessary to the conduct of the business of the Company or any of its Subsidiaries). All necessary registration, maintenance and renewal fees currently due have been made, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining such Company Registered Intellectual Property.

(r) Ownership. The Company and each of its Subsidiaries owns, and has good and exclusive title to, all Company Intellectual Property free and clear of any Lien or encumbrance (other than the Intellectual Property Contracts required to be set forth on Section 2.8(m) of the Company Disclosure Schedule, Standard Outbound Licenses and Standard Services Agreements). No Person, other than the Company or its Subsidiaries, has ownership or exclusive rights to any Company Products or improvements made by or for the Company or its Subsidiaries to any Company Products. Neither the Company nor any of its Subsidiaries has transferred ownership of, or granted to any third Person any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights used or held for use in the conduct of the business of the Company.

(s) Sufficiency. The Company and each of its Subsidiaries own or are validly licensed sufficient Intellectual Property Rights to conduct the business of the Company and each of its Subsidiaries in the manner currently conducted, including the design, development, manufacture, use, import, export, sale, licensing or other exploitation of Company Products.

(t) Government and Institutional Rights. No government, university, college, other educational institution, research center or other third party involved in the research and development of Technology (collectively, “Institutions”) provided facilities or funding for the development of any Company Intellectual Property. No Institutions have any rights in or with respect to any developments of or to any Technology made by any current or former employee, consultant or contractor of the Company or any of its Subsidiaries that is used or held for use in the conduct of the business of the Company.

2.9 Restrictions on Business Activities. Neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” terms for Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute, manufacture or otherwise exploit any Company Products or Company Intellectual Property.

2.10 Governmental Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, each consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or assets or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and are in full force and effect. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending suspension or cancellation of any of the Governmental Authorizations and, to the Company’s Knowledge, threatened suspension or cancellation. As of the date hereof, there have occurred no defaults (with or without notice or lapse of time or both) under, violations of, or events giving rise to any right of termination, amendment or cancellation of any such Governmental Authorizations. Section 2.10(i) of the Company Disclosure Schedule sets forth all Governmental Authorizations issued or granted to the Company, or required to be obtained in connection with the transactions contemplated hereby and Section 2.10(ii) sets forth all antitrust approvals required to be obtained in connection with the transactions contemplated hereby.

2.11 Litigation. As of the date of this Agreement, there is no action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties (tangible or intangible) or any of the directors or employees of the Company or any of its Subsidiaries to the Company’s Knowledge, any of its agents. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2007, any internal investigations being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, employee issues or other misfeasance or malfeasance issues. As of the date hereof, there is no action, suit, proceeding, arbitration, mediation or, to the Company’s Knowledge, investigation involving the Company (whether or not initiated by the Company), which the Company presently is involved in, intends to initiate or intends to become involved in. This Section 2.11 does not relate to employment, Employee, or employee benefit matters, which are subject of Section 2.16.

2.12 Compliance with Laws.

(a) The Company and each of its Subsidiaries are, and have been since January 1, 2007, in compliance in all material respects with all applicable Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2007 of any administrative, civil or criminal investigation or audit by any Governmental Entity relating to the Company or any of its Subsidiaries or from any Governmental Entity alleging that the Company or any of its Subsidiaries are not in compliance in any material respect with any applicable Law. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole. This Section 2.12 does not relate to employment, Employee or employee benefit matters, which are the subject of Section 2.16.

(b) The Company and its Subsidiaries (i) are in compliance in all material respects with any and all material Laws relating to the business of money transmission, or other payment services businesses and the rights of consumers who use the services of such businesses (“Regulatory Laws”) and (ii) are in material compliance with all terms and conditions of any such material licenses, certificates, permits or approvals required of them under applicable Regulatory Laws to conduct their respective businesses.

(c) None of the Company and its Subsidiaries is subject to any order or action, and none has been threatened with any action by any Government Entity concerning its compliance with applicable Regulatory Laws (including, but not limited to, the failure to obtain any license, certificate, permit or approval, or to comply with the terms thereof).

2.13 Environmental Matters.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all applicable federal, state, local and foreign Laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including Laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

“Materials of Environmental Concern” shall mean hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

(b) Environmental Compliance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are, and have been, in compliance with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under the Environmental Laws, and material compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries have received any written communication, including any notices, demands, requests for information, citations, summons or orders, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.

(c) Environmental Liabilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, there has been no complaint filed and there is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, to the Company’s Knowledge there has been no material past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern at, under, from or to any facility or property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.

(d) Environmental Information. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company has provided to Parent all non-privileged and material assessments, reports, data, results of investigations or audits that are in the possession or control of the Company or its Subsidiaries regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or non-compliance) by the Company and its Subsidiaries with any Environmental Laws.

(e) Environmental Obligations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company is not aware that it or any of its Subsidiaries are required under Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

(f) Environmental Liabilities. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company is not aware of any material liabilities or obligations of or relating to the Company or any of its Subsidiaries arising under any Environmental Law or any Materials of Environmental Concern.

(g) Predecessors. For purposes of this Section 2.13, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

2.14 Brokers’ and Finders’ Fees. Except for fees payable to Goldman, Sachs & Co. pursuant to an engagement letter dated March 23, 2010, a copy of which has been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby. The fees and expenses of any accountant, broker, financial advisor, consultant, legal counsel or other person retained by the Company or any of its Subsidiaries, affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will not exceed the fees and expenses set forth in Section 2.14 of the Company Disclosure Schedule.

2.15 Transactions with Affiliates. Except as set forth in the Company SEC Documents, since the date of the Company’s last proxy statement filed with the SEC, (i) neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any affiliate, shareholder that beneficially owns five percent (5%) or more of the Company’s outstanding common stock, or director or executive officer of the Company and (ii) no event has occurred as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

2.16 Employee Benefit Plans and Compensation.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, bonus, commission, incentive compensation, retention, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current or former employee, consultant, independent contractor or director of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.

“Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act and any state acts enacted for similar purposes.

(b) Schedule. Section 2.16(b)(i) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of each material Company Employee Plan and each material Employee Agreement other than any Company Employee Plan or Employee Agreement that is required to be maintained or contributed to under applicable Law. Section 2.16(b)(ii) of the Company Disclosure Schedule sets forth a table setting forth the name, and salary, exempt status and accumulated vacation of each employee of the Company and each of its Subsidiaries as of the date hereof. To the Company’s Knowledge, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Schedule has provided written notice of termination of employment. Section 2.16(b)(iii) of the Company Disclosure Schedule contains an accurate and complete list, as of the date hereof, of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries, along with the term and the payment rates of each such relationship.

(c) Documents. The Company and each of its Subsidiaries has made available to Parent (i) correct and complete copies of each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents (provided that for Employee Agreements that are standard form agreements, the form, rather than each individual agreement, has been provided, with the exception that any Employee Agreement that deviates materially from the form will be separately provided), (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all material communications within the past three (3) years to any Employee or Employees relating to any Company Employee Plan or any proposed Company Employee Plan, including communications relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan within the past three (3) years, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan within the past three (3) years, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company Employee Plans and Employee Agreements are in, and have at all times been in, compliance with all applicable requirements of ERISA, the Code, and other applicable Laws in all material respects and have been administered in all material respects in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect such qualification. To the Company’s Knowledge, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.

(i) Claims. There are no pending or, to the Company’s Knowledge, threatened material actions, suits or claims and no pending or, to the Company’s Knowledge, threatened material litigation with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).

(ii) There are no audits, inquiries or proceedings pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan or Employee Agreement. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.

(iii) The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate maintains, sponsors, participates in or contributes to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies).

(g) Effect of Transaction; Parachute Payments; 409A; Executive Compensation Tax. No Company Employee Plan or Employee Agreement exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Employee to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Employee Agreements, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans or Employee Agreements, or (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award. Other than the payments that may be made to the persons listed in Section 2.16(g) of the Company Disclosure Schedule, no payment or benefit which has been, will or may be made by the Company or any of its Subsidiaries with respect to any Employee in connection with the consummation of the transaction contemplated by this Agreement could result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code. Each Company Employee Plan and Employee Agreement that is a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code has been operated in material compliance with Section 409A of the Code and the regulations promulgated thereunder. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code.

(h) Employee Classifications. Each individual who renders or has rendered services to the Company or any of its Subsidiaries and is or was classified by the Company or any its Subsidiaries as having the status of an independent contractor, consultant or other status other than employee for any purpose (including for the purposes of taxation and tax reporting and under Company Employee Plans) is or has been properly characterized as such to an extent that would not reasonably be expected to result in the disqualification of any Company Employee Plan.

(i) Independent Contractors. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that reasonably could be expected to result in the disqualification of any Company Employee Plan or the imposition of penalties or excise taxes with respect to any Company Employee Plan or Employee Agreement.

(j) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees. There are no material actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee or employment issue. There are no pending or, to the Company’s Knowledge, material threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy or long-term disability policy other than ordinary and usual claims for benefits by participants and beneficiaries. The services provided by each of the Company’s, each of the Company’s Subsidiary’s and each of their ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company and its ERISA Affiliates.

(k) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any

Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits except to the extent such representation, promise or contract would not result in liability to the Company or any of its Subsidiaries, except to the extent required by statute.

(l) Labor. No material work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company’s Knowledge threatened nor has there been any such occurrence for the past five (5) years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees. Except as would not reasonably be expected to have a Material Adverse Effect, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement, union contract or similar agreement with respect to Employees and no collective bargaining, or other such similar, agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local Law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local Law. No employee of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local Law requiring notice to employees in the event of a closing or layoff, within ninety (90) days prior to the date of this Agreement.

(m) Works Council. Section 2.16(m) of the Company Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any agreement with a works council or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.

(n) International Employee Plan. Except as (i) is required under any Applicable Law or (ii) otherwise set forth in Section 2.16(n) of the Company Disclosure Schedule, the foregoing representations contained in Sections 2.16(d) through 2.16(m) are accurate in all material respects with respect to Employees located outside the United States and International Employee Plans, to the extent applicable. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory Laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by Law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

2.17 Contracts.

(a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets are bound:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries (other than an Employee Agreement);

(ii) any Contract between the Company or any of its Subsidiaries and any of the 25 largest customers or licensees of the Company and its Subsidiaries (determined on the basis of aggregate fees received by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2009) (each such licensee or customer, a “Major Customer”);

(iii) any Contract between the Company or any of its Subsidiaries and any of the 20 largest suppliers or licensors to the Company and any of its Subsidiaries (determined on the basis of aggregate fees paid by the Company or any of its Subsidiaries over the four consecutive fiscal quarter period ended December 31, 2009) (each such licensor or supplier, a “Major Supplier”);

(iv) any agreement of indemnification or any guaranty with respect to material liabilities (other than any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business);

(v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $1,000,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business;

(vi) any material Lease Document;

(vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business except any such agreement with an aggregate outstanding principal amount not exceeding $500,000 (net of fees payable to third parties);

(viii) any dealer, distributor or joint marketing agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of thirty (30) days or less, or any agreement pursuant to which the Company or any of its Subsidiaries have continuing obligations to jointly develop any Intellectual Property or Intellectual Property Rights that will not be owned exclusively by the Company or any of its Subsidiaries;

(ix) any Contract containing any material support, maintenance or service obligations on the part of the Company or any of its Subsidiaries in an amount exceeding $100,000 individually or in for aggregate, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than thirty (30) days notice without liability or financial obligation to the Company or its Subsidiaries;

(x) any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;

(xi) any material Contract required to be disclosed in Section 2.8 of the Company Disclosure Schedule or any subsection thereof;

(xii) any Contract that contains any provisions restricting the Company or any of its affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date;

(xiii) any Contract containing (i) any provisions having the effect of providing that the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract, or give rise under such Contract to any right of, or result in, a termination, right of first refusal, material amendment, revocation, cancellation or material acceleration, or a loss of a material benefit or the creation of any material Lien upon any of the properties or assets of the Company, Parent or any of their respective Subsidiaries, or to any increased, guaranteed, accelerated or additional rights or entitlements of any person, except to the extent such conflicts, results, defaults, rights, losses or entitlements are required by applicable Law, or (ii) any restriction on the ability of any of the Company and its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder, unless such restriction expressly excludes any assignment to Parent and any of its Subsidiaries that holds assets substantially equivalent to the assigning entity in connection with or following the consummation of the Merger and the other transactions contemplated by this Agreement, except in the case of clause (i) and (ii) as would not reasonably be expected to have a Material Adverse Effect on the Company;

(xiv) each Contract that (A) grants any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any “most favored nation” status, rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Intellectual Property, or (C) contains any provision that requires the purchase of all or a given portion of the Company’s or any of its Subsidiaries’ requirements from a given third party, or any other similar provision;

(xv) any Contract, or series of related Contracts with a Person (or group of affiliated Persons), the termination or breach of which could reasonably be expected to have a Material Adverse Effect on the Company; or

(xvi) any other Contract with any obligations to make payments or entitlement to receive payments on behalf of the Company or any of its Subsidiaries of $500,000 (net of fees payable to third parties) or more.

(xvii) any Contract to which the Company or any of its Subsidiaries is a party creating or granting a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xviii) any Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any material loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than extensions of credit in the ordinary course of business consistent with past practices);

(xix) any Contract relating to the acquisition or disposition of any portion of the business of the Company (whether by merger, sale of stock, sale of assets or otherwise); or

(xx) any material Contract (i) between the Company or any of its Subsidiaries and any Governmental Entity or (ii) to the Company’s Knowledge, financed by any Governmental Entity and subject to the rules and regulations of any Governmental Entity concerning procurement (each, a “Government Contract”).

(b) Schedule. Section 2.17(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts.

(c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company or any of its Subsidiaries, or to the Company’s Knowledge, any other party thereto, are in default or breach in any material respect under the terms of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, there are no circumstances that are reasonably likely to occur that are reasonably likely to adversely affect the ability of the Company or any of its Subsidiaries to perform its material obligations under any Company Material Contract.

(d) Documents. Complete and correct copies of each Company Material Contract in existence as of the date hereof have been made available by the Company to Parent prior to the date hereof. None of the Major Customers or Major Suppliers has terminated, failed to renew or requested any material amendment to any of its Contracts between the dates such Company Material Contract was made available to Parent and the date hereof.

2.18 Insurance.

(a) The Company has made available to Parent true, correct and accurate copies of all insurance policies and fidelity bonds material to the business of the Company that are in effect as of the date hereof. All of the insurance policies or renewals thereof are in full force and effect and not voidable. Following the Effective Time, the Insurance Policies shall continue to provide coverage with respect to acts, omissions and events occurring prior to the Effective Time in accordance with their terms. All premiums due and payable under all such policies and bonds have been paid, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Company’s Knowledge, there has been no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, or material alteration of coverage under, any insurance policy and there are no material claims under any insurance policy or other circumstances in existence which would reasonably be expected to give rise to any such event.

(b) Section 2.18(b) of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries since December 31, 2009.

2.19 Export Control Laws. The Company and each of its Subsidiaries have at all times conducted their export transactions materially in accordance with (i) all applicable U.S. export and re-export controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company and each of its Subsidiaries have obtained, and are in material compliance with, all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications and filings with any Governmental Entity required for (i) the export and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad (“Export Approvals”);

(b) There are no pending or, to the Company’s Knowledge, threatened claims against the Company or any Subsidiary with respect to such Export Approvals;

(c) To the Company’s Knowledge, as of the date hereof, there are no actions, conditions or circumstances pertaining to the Company’s or any Subsidiary’s export transactions that have given rise to any material claims; and

(d) No Export Approvals for the transfer of material export licenses to Parent or the Surviving Corporation are required.

2.20 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries have, directly or indirectly, taken any action which would cause them to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.

2.21 Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the preliminary and definitive proxy statements to be filed by the Company with the SEC in connection with the Merger (collectively, the “Proxy Statement”) will, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the

Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement.

2.22 Fairness Opinion. The Company’s Board of Directors has received an opinion from Goldman, Sachs & Co., that as of the date hereof and subject to the various limitations and qualifications set forth therein, the Merger Consideration to be paid to the holders (other than Parent and its affiliates) of the Company Common Stock pursuant to this Agreement is fair from a financial point of view to such holders.

2.23 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws enacted under U.S. state or federal Laws apply to the Merger, this Agreement or any of the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection) supplied by Parent to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), as follows:

3.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

3.2 Authority; No Conflict; Necessary Consents.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

(b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective certificates of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in

Section 3.2(c), conflict with or violate any material Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s or Merger Sub’s rights or, to the knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any contract filed with the SEC by Parent pursuant to Item 601(b)(10) of Regulation S-K of the SEC; except, in the case of each of the preceding clauses (i), (ii) and (iii) for any conflict, violation, beach, default, impairment, alteration, giving of rights or Lien which would not materially adversely affect the ability of the parties hereto to consummate the Merger within the time frame in which the Merger would otherwise be consummated in the absence of such conflict, violation, beach, default, impairment, alteration, giving of rights or Lien.

(c) Necessary Consents. No consent, waiver, approval, order, authorization, registration, declaration or filing with any Governmental Entity, or any third party, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation of the Merger and the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not materially affect the ability of Parent and Merger Sub to consummate the Merger.

3.3 Capital Resources. Parent has, and will have available to it upon the consummation of the Merger, sufficient capital resources to pay the Merger Consideration and to consummate all of the transactions contemplated by this Agreement.

3.4 Information Supplied. The information supplied or to be supplied by or on behalf of Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement will not contain, on the date of the mailing to the Company’s stockholders and at the time of the Stockholders’ Meeting, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or on behalf of the Company which is contained in the Proxy Statement.

3.5 Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted and will conduct its operations prior to the Effective Time only as contemplated hereby.

3.6 Litigation. As of the date of this Agreement, there is no action, suit, claim or proceeding pending or, to the knowledge of Parent and Merger Sub, overtly threatened against Parent and Merger Sub, before any court, governmental department, commission, agency, instrumentality or authority that seeks to restrain or enjoin the consummation of the transactions contemplated hereby.

3.7 Brokers’ and Finders’ Fees. Other than fees and commissions which would not be borne by the Company in the event the Closing does not occur, neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.

ARTICLE IV

CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company.

(a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to Article VII or the Effective Time, the Company and each of its Subsidiaries shall, except as otherwise expressly contemplated by this Agreement, as set forth in Section 4.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing, (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable Laws, (ii) pay their debts and Taxes when due, pay or perform other material obligations when due and (iii) use all reasonable efforts consistent with past practice to (x) preserve intact their present business organization, (y) keep available the services of their present executive officers and key employees and (z) preserve their goodwill and relationships with material customers, agents, suppliers, licensors, licensees, and others with which they have material business dealings.

(b) Required Consent. Without limiting the generality of Section 4.1(a), except as permitted by the terms of this Agreement or as described in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed by Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:

(i) Enter into a new line of business which (A) is material to the Company and its Subsidiaries taken as a whole, or (B) represents a category of revenue that does not appear in the Company’s annual budget or revenue models for the fiscal year ended December 31, 2009;

(ii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock, other than any such transaction by a wholly-owned Subsidiary of it that remains a wholly-owned Subsidiary of it after consummation of such transaction, in the ordinary course of business consistent with past practice;

(iii) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries, except repurchases of Company Unvested Common Stock in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date hereof;

(iv) Issue, deliver, sell, authorize, dispose of, subject to any Lien, pledge or otherwise encumber any shares of capital stock, other voting securities or any securities convertible into shares of capital stock, or other voting securities, or subscriptions, rights (including stock appreciation rights whether settled in cash or shares of Company Common Stock), warrants or options to acquire any shares of capital stock, other voting securities or any securities convertible into shares of capital stock, or other voting securities, enter into other agreements or commitments of any character obligating it to issue any such securities or rights, or grant any restricted stock, restricted stock units, performance shares, performance share units or other equity based awards other than Company Options (which may be granted only to the extent permitted below) other than: (A) issuances of Company Common Stock upon the exercise of Company Options existing on the date hereof in accordance with their present terms in accordance with their terms at the time of grant, (B) issuance of shares of Company Common Stock to participants in the Company ESPP pursuant to the terms thereof, (C) issuances by a wholly-owned Subsidiary of the Company to the Company or its wholly-owned Subsidiaries; (D) the issuances of Company Common Stock issuable upon the exercise, conversion or exchange of any other securities issued by the Company prior to the date of this Agreement which securities are exercisable, convertible or exchangeable into Company Common Stock of (E) issuances of Company Options to newly hired employees in accordance with the terms of written policies of the Company provided to Parent prior to the date hereof.

(v) Cause, permit or propose any amendments to the Company Charter Documents or adopt any amendments to any of the Subsidiary Charter Documents of the Company’s Subsidiaries;

(vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or any assets of, or by any other manner, any business or any Person or division thereof, other than immaterial assets acquired in the ordinary course of business consistent with past practices;

(vii) Enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance if it (A) would present a material risk of delaying the Merger, (B) require the consent of the counterparty thereto to consummate the Merger or (C) require the investment of at least $1,000,000 of assets or equity of the Company or any of its Subsidiaries;

(viii) Except in respect of the Merger and except as permitted pursuant to Section 5.3, authorize, propose or announce an intention to authorize or propose, or negotiate or enter into agreements with respect to, any mergers, consolidations, liquidation, dissolution, restructuring or business combinations or acquisitions of securities or assets;

(ix) Other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer, abandon, let lapse, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien or otherwise dispose of any Intellectual Property or any of its properties or assets, including the capital stock of any of its Subsidiaries and except (A) for sales, leases, licenses, abandonments, lapses, transfers, mortgages or encumbrances of obsolete assets, (B) pursuant to existing agreements in effect prior to the execution of this Agreement and (C) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated hereby;

(x) Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their employees, including any material reductions in force;

(xi) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (A) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (B) advances to employees for travel and entertainment expenses made in the ordinary course of business consistent with past practices, (C) extensions of credit or financing to, or extended payment terms for, or business expense advances to, customers made in the ordinary course of business consistent with past practice, or (D) ordinary course investment transactions by the Company’s treasury function in accordance with the Company’s investment guidelines, a copy of which have been provided to Parent prior to the date hereof;

(xii) Except as required by concurrent changes in GAAP, SEC rules or policy or applicable Law, as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;

(xiii) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any agreement or settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any material audit, claim or assessment in respect of Taxes or amend any material Tax Return;

(xiv) Enter into any licensing, distribution, supply, procurement, manufacturing, marketing or other similar contracts, agreements, or obligations which either may not be canceled without penalty by the Company or its Subsidiaries within the time period consistent with past practice (that is, that may not be canceled by the Company or its Subsidiaries upon sixty (60) days or less notice) or which provide for express payments by or to the Company or its Subsidiaries in an amount in excess of $500,000 (net of fees payable to third parties) in any one year;

(xv) Cancel or terminate or allow to lapse without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;

(xvi) (A) Pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $100,000 in any individual case, other than (1) those incurred in the ordinary course of business consistent with past practice, (2) as required by their terms as in effect on the date of this Agreement, (3) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, provided that, in each case, the payment, discharge, settlement or satisfaction of which does not include any obligation (other than the payment of money) to be performed by the Company or its Subsidiaries following the Closing Date, (B) waive, relinquish, release, grant, transfer or assign any right of material value, or (C) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party;

(xvii) Institute, settle or agree to settle any suit, claim, action, investigation or proceeding pending or threatened before any arbitrator, court or other Governmental Entity;

(xviii) Except as required by applicable Law, or pursuant to the terms of any Company Employee Plan, or Employee Agreement currently binding on the Company or its Subsidiaries, (A) increase in any manner the amount of compensation or fringe benefits of, pay or grant any bonus, change of control, severance or termination pay to any Employee or director of the Company or any Subsidiary of the Company, except (1) for routine changes in salary or wages made in the ordinary course of business and in a manner consistent with past practice for employees other than officers, (2) changes in salary or wages made in connection with promotions based on job performance or workplace requirements, in the ordinary course of business and provided that the amounts so granted shall have a value that is consistent with the past practice relating to salary and wage levels available to newly hired or promoted employees in similar positions, or (3) changes in salary or wages not greater than ten percent (10%) of such salary or wage as of the date hereof to respond to bona fide written offers of employment made by third parties to Company employees (B) adopt, enter into, amend, modify or terminate any Company Employee Plan or Employee Agreement or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, other than amendments in order to comply with applicable Law or as expressly permitted in clause (A) of this Section 4.1(b)(xiv); (C) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options or Company Unvested Common Stock, or reprice any Company Options or authorize cash payments in exchange for any Company Options other than a waiver of a right to acceleration under any award or agreement, or an agreement to the cancellation of any Company Option or other awards (D) enter into, modify or amend any Employee Agreement or indemnification agreement with any Employee (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” or modifications whereby an Employee waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award), except in connection with the promotion of employees in the ordinary course of business or as expressly permitted in clause (A) of this Section 4.1(b)(xiv); or (E) enter into any collective bargaining agreement;

(xix) Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;

(xx) Hire any non-officer employees other than in the ordinary course of business consistent with past practice or hire, elect or appoint any officers or elect any directors, except for such officer hires that are accounted for in the Company’s 2010 operating plan previously provided to Parent;

(xxi) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

(xxii) (A) Enter into any agreement to purchase or sell any interest in real property or grant any security interest in any real property, or (B) other than in the ordinary course of business, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any lease;

(xxiii) Enter into, modify or amend in a manner adverse to the Company or any of its Subsidiaries, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case, in a manner adverse to the Company and its Subsidiaries, other than any entry into, modification, amendment or termination of any such Company Material Contract in the ordinary course of business, consistent with past practice;

(xxiv) Enter into any Contract containing, or otherwise subject the Surviving Corporation or Parent to any material non-standard terms, including but not limited to, any non-competition, exclusivity, “most favored nations,” or similar provision or covenant restricting the Company or any of its Subsidiaries from competing or engaging in any line of business or with any Person or in any area or pursuant to which any material benefit or material right would be lost or be required to be given as a result of so competing or engaging, or would have any such effect on Parent or the Surviving Corporation after the consummation of the Merger, other than as is consistent with past practice; or

(xxv) Enter into any customer or partner Contract that may not be cancelled by the Company without penalty within the time period consistent with past practice (that is, that may not be canceled by the Company upon less than ninety (90) days notice);

(xxvi) Make or commit to any capital expenditures in excess of the capital expenditures set forth for such periods in the Company’s annual budget for the fiscal year ended December 31, 2010;

(xxvii) Enter into any Contract that, if entered into prior to the date hereof would be required to be disclosed in the Company Disclosure Schedule pursuant to Section 2.8(e);

(xxviii) Knowingly take any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time before, the Effective Time; or

(xxix) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Section 4.1(b) hereof, or take any other action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not to be satisfied.

4.2 Procedures for Requesting Parent Consent. Notwithstanding Section 8.2, if the Company desires to take any action which would be prohibited pursuant to Section 4.1(b) hereof without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the individuals identified on Schedule 4.2 hereof, and consent from any one such individual by email, facsimile or other writing shall satisfy such requirement.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, will prepare and file with the SEC preliminary proxy materials that will constitute the Proxy Statement. As promptly as reasonably practicable after any comments are received from the

SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will notify Parent promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly inform Parent of such occurrence and will, in consultation with Parent, file with the SEC or its staff, and/or mail to stockholders of the Company, such amendment or supplement. The Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the preliminary Proxy Statement and any amendment or supplement thereto prior to filing such with the SEC, and will provide Parent with a copy of all such filings made with the SEC. Subject to Section 5.3(d), the Company will cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after the definitive Proxy Statement is filed with the SEC.

5.2 Meeting of Company Stockholders; Board Recommendation.

(a) Meeting of Company Stockholders. Subject to Section 5.3(d), the Company will take all action necessary in accordance with Delaware Law, its Certificate of Incorporation and its Bylaws to establish a record date, duly call, give notice of, convene and hold a meeting of its stockholders, promptly following the mailing of the definitive Proxy Statement to such stockholders, to consider adoption of this Agreement (the “Stockholders’ Meeting”) as promptly as reasonably practicable, and in any event (to the extent permissible under applicable Law) within sixty (60) days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use all reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq Stock Market or Delaware Law or any other applicable Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws, the rules of the Nasdaq Stock Market and all other applicable Law.

(b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall unanimously recommend that its stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of adoption of this Agreement.

5.3 Acquisition Proposals.

(a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers and directors shall, and that it shall use all reasonable efforts to cause the Company’s and its affiliates, Subsidiaries’ other Employees, agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, or Knowingly take any action to encourage or facilitate the submission of an Acquisition Proposal, (ii) conduct or engage in any discussions or negotiations regarding, or furnish to any Person any non-public information relating to the Company or any of its Subsidiaries to, or Knowingly assist, participate in, facilitate or encourage any effort by, any Person other than Parent, Merger Sub or any direct or indirect subsidiary of Parent that has expressed an intention to make, or has made, an Acquisition Proposal, (iii) approve, endorse, recommend or make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal, (iv) withdraw, amend or modify in a manner adverse to Parent, or propose to withdraw, amend or modify in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (v) execute or enter into any letter of intent or similar document or any contract, agreement or commitment (A) requiring the Company to abandon, terminate or fail to consummate the Merger or breach its obligations hereunder or (B) contemplating or otherwise relating to any proposal that is or could reasonably be expected to lead to an Acquisition Proposal or transaction contemplated thereby, or (vi) terminate, amend or waive any material rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the material terms of) any “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person, except in the case of clauses (ii), (iii), (iv), or (v) to the extent specifically permitted pursuant to Section 5.3(c) or 5.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to consideration of any proposal that is or could reasonably be expected to lead to an Acquisition Proposal. The Company will use its reasonable best efforts to exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.

(b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for non-public information or inquiry that could reasonably be expected to lead to an Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company that could be reasonably be expected to lead to a Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry; the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide non-public information or data to any person, which notice shall be given as promptly as practicable after such meeting (and in any event 24 hours prior to entering into any such discussions or negotiations or providing any non-public information or data to any person). The Company shall keep Parent reasonably informed, on a reasonably prompt basis, of the status and material terms of any such Acquisition Proposal, request or inquiry, including, if applicable, (and in any event within 24 hours) any material amendments or proposed amendments as to price and other material terms thereof. The Company shall, subject to applicable Law, promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such an Acquisition Proposal, request or inquiry.

(c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable Law an unsolicited, bona fide written Acquisition Proposal from a third party that did not result from a breach of this Section 5.3 and that the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition

Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish non-public information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided, however, that:

(i) the Company complies with all of the terms of this Section 5.3;

(ii) prior to furnishing any non-public information or entering into any negotiations or discussions with such third party, (1) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such third party on the Company’s behalf in substantially the form of the Confidentiality Agreement and, in any event, no less restrictive to such third party than the Confidentiality Agreement is with respect to Parent (including with respect to “standstill” and “non-solicitation” provisions) and (2) contemporaneously with furnishing any such non-public information to such third party, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously so furnished); and

(iii) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would be reasonably likely to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law.

(d) Change of Recommendation. Notwithstanding anything to the contrary contained in Section 5.3(a), in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend any Superior Offer or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:

(i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;

(ii) the stockholders of the Company have not approved this Agreement in accordance with applicable Law;

(iii) the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least five (5) Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the final terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer and (C) that the Company intends to effect a Change of Recommendation;

(iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such five- (5) Business Day period, and negotiate in good faith with respect thereto during such five- (5) Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;

(v) the Board of Directors of the Company shall have determined (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (taking into account as it may be adjusted pursuant to paragraph (iv) above) and

(B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable Law; and

(vi) the Company shall not have breached any of the provisions set forth in Section 5.2 or this Section 5.3.

In addition, the Board of Directors of the Company may withdraw, modify or fail to make, in a manner adverse to Parent or Merger Sub, the recommendation of the Board of Directors of the Company in favor of the adoption and approval of this Agreement and the approval of the Merger in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Board of Directors of the Company nor reasonably foreseeable by the Board of Directors of the Company as of or prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (an “Intervening Recommendation Change” and such material fact, change, development or set of circumstances, an “Intervening Event”), if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure of the Board of Directors of the Company to effect such an Intervening Recommendation Change would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Merger; and provided, further, that the Company shall not be entitled to exercise its rights to make an Intervening Recommendation Change pursuant to this sentence unless the Company has (A) provided to Parent at least four (4) Business Days prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the facts underlying the determination of the Board of Directors of the Company that an Intervening Event has occurred, an the reasons for the Intervening Recommendation Change, in reasonable detail, and (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend the Agreement in such a manner that obviates the need for a Intervening Recommendation Change.

In the event that, subsequent to the date of this Agreement and prior to the meeting of the Company stockholders, there shall have been a Change of Recommendation unless this Agreement is terminated by the Company or Parent, as the case may be, pursuant to Article VII, the Company shall nevertheless submit this Agreement to the stockholders of the Company for adoption.

(e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14-a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board of Directors of the Company, after consultation with its outside legal and financial advisors, such disclosure is required in order for the Board of Directors of the Company to comply with its fiduciary obligations, or is otherwise required under applicable Law; provided, however, that the content of any such disclosure thereunder shall be governed by the terms of this Agreement. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).

(f) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state Law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.

(g) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from such party or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than fifteen percent (15%) of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and

(ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its financial adviser, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to fifteen percent (15%) in the definition of “Acquisition Proposal” shall be replaced with “50%” for purposes hereof, provided, further that any material amendment to any Superior Offer will be deemed to be a new Superior Offer for purposes of Section 5.3(d).

(h) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.

5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.

(a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed a Confidential Disclosure Agreement effective as of March 1, 2010 (as amended by Amendment No. 1 to Confidential Disclosure Agreement effective as of March 29, 2010, the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, except that the standstill provisions contained therein shall terminate on the date hereof, and each of Parent and the Company will hold, and will cause its respective directors, officers, Employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any “Confidential Information” (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b) Access to Information. Subject to the Confidentiality Agreement and applicable Law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access (during regular business hours upon reasonable notice) during the period from the date hereof and prior to the Effective Time to (i) all of the properties, books, contracts, personnel, commitments and records of the Company and its Subsidiaries (provided, that such access shall not unreasonably interfere with the business and operations of the Company and its Subsidiaries) and all capitalization and equity compensation information that is necessary for Parent to promptly comply with applicable Law (to the extent such information is in the possession of the Company and its Subsidiaries or its independent registered accountants, and which shall be made available in the form that the Company or its independent registered accountants possess it) and (ii) all other information concerning the business, properties and personnel (subject to reasonable procedures as the parties may agree) of the Company and its Subsidiaries as Parent may reasonably request; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires such party to restrict or prohibit access to any such properties or information, (B) such disclosure would, based on the advice of outside legal counsel to the Company, result in a waiver of the attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, or (C) the disclosure of such information to Parent would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement. Parent shall not use any information obtained from the Company or any of its Subsidiary pursuant to the access contemplated by this Section 5.4 for any purposes other than in connection with the transactions contemplated by this Agreement, and Parent will not share, provide or sell such information to any third party or use the information in any manner that would result in a violation of any applicable Law. Subject to the foregoing proviso, the Company agrees to promptly provide to Parent and its accountants, counsel and other representatives copies of such internal financial statements (including Tax Returns and supporting documentation) as may be reasonably requested. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreement.

(c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4, Section 5.6 or Section 5.7, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use all reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by Law or any listing agreement with the Nasdaq Stock Market, or any other applicable national or regional securities exchange or market.

5.6 Regulatory Filings; Reasonable Efforts.

(a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all applicable Laws, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control Laws of any applicable jurisdiction, as agreed by the parties hereto and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities Laws of any foreign country, or any other applicable Law relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Laws. Parent,

Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).

(b) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, applicable Law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Commercially Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 and Section 5.6(d) hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) the obtaining of consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in connection with the Transaction under any Contracts or leases, provided, however, that in no event shall the Company or any of its Subsidiaries be required to pay prior to the Effective Time any fee, penalty or other consideration to any person to obtain any such consent, approval or waiver other than de minimus amounts or amounts that are advanced by Parent, and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.6(c) require Parent to take any action that is reasonably likely to materially and adversely affect the benefits expected to be derived by Parent or its affiliates (other than Merger Sub) as a result of the transactions contemplated hereby or would be reasonably expected to materially and adversely affect Parent or its affiliates (other than Merger Sub) following the consummation of the Merger. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar applicable Law is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on the Merger, this Agreement and the transactions contemplated hereby.

(d) No Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

5.7 Notification of Certain Matters.

(a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iii) the occurrence of any event that could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.

(b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations, warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.

5.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use all commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(b) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.

5.9 Equity Awards and Employee Matters.

(a) Substitution for Certain Employee Stock Options. Subject to Sections 5.9(b) and (c), at the Effective Time, each then outstanding Company Option other than Cashed-Out Options (each a “Rollover Option”), regardless of the respective exercise prices thereof, will terminate and be substituted for by options (each a “Parent Option”) to purchase Parent common stock, par value $0.0001 per share (the “Parent Common Stock”) under the Visa Inc. 2007 Equity Incentive Compensation Plan (the “Parent Stock Plan”). Except as described below, each Rollover Option so substituted for by Parent under this Agreement will be subject to the terms and conditions of the Parent Stock Plan in accordance with this Section 5.9(a), except that the number of shares subject to such Parent Option, the exercise price of such Parent Option and certain additional terms of such Parent Option shall be determined as follows: (i) each such Parent Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of the applicable Rollover Option immediately prior to the Effective Time multiplied by the ratio of the value of the per share Merger Consideration to the value of the closing price for a share of Parent Common Stock on the trading day immediately prior to the Closing Date (such ratio, the “Option Ratio”), rounded down to the nearest whole number of shares of Parent Common Stock, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Parent Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which the applicable Rollover Option was exercisable immediately prior to the Effective Time by the Option Ratio, rounded up to the nearest whole cent, (iii) all options shall be converted into non-qualified stock options, even if they were granted as “incentive stock options” (as defined in Section 422 of the Code) and (iv) certain terms of the Rollover Options shall be adjusted to conform the Rollover Options to the terms of the Parent Stock Plan, including conversion of the vesting schedule from monthly vesting to annual vesting as follows: if, as of the Effective Time (A) the Company Option has vested less than twelve (12) months, then the number of options to purchase Company Common Stock pursuant to such Company Option that are vested as of the Effective Time will remain vested and the remaining portion of the Company Option will vest one-third on each of the first, second and third anniversaries of the original grant date of such option, rounded up, in each case, to the nearest whole share; (B) the Company Option has vested at least twelve (12) months, but less than twenty-four (24) months, then the greater of (x) the number of options to purchase Company Common Stock pursuant to such Company Option that are vested as of the Effective Time or (y) one-third of the number of options to purchase Company Common Stock pursuant to such Company Option will vest as of the Effective Time and the remaining portion of the Company Option will vest in equal amounts on each of the second and third anniversaries of the original grant date of such option, rounded up, in each case, to the nearest whole share; (C) the Company Option has vested at least twenty-four (24) months, but less than thirty-six (36) months, then the greater of (x) the number of number of options to purchase Company Common Stock pursuant to such Company Option that are vested as of the Effective Time or (y) two-thirds of the number of options to purchase Company Common Stock pursuant to such Company Option will vest as of the Effective Time and the remaining portion of the Company Option will vest on the third anniversary of the original grant date of such option; and (D) the Company Option has vested for thirty-six (36) or more months, then the options to purchase Company Common Stock pursuant to such Company Option will vest in full as of the Effective Time. As soon as reasonably practicable, Parent will use all reasonable efforts to issue to each Person who holds a Rollover Option a document evidencing the foregoing substitution of such Rollover Option for a Parent Option and, as a condition to such substitution, each former holder of a Company Option so substituted for by Parent shall acknowledge the receipt of the same in exchange for such holder’s Company Option. If and to the extent necessary or required by the terms of the Company Stock Option Plans or pursuant to the terms of any Company Option granted to directors of the Company thereunder, the Company shall use reasonable efforts to obtain the consent of each such holder of outstanding Company Options to effectuate the treatment of such Company Options pursuant to the terms of this Agreement. The Company agrees that the Company Stock Option Plans and related agreements shall be amended, to the extent necessary, to reflect the transactions contemplated herein.

(b) Section 409A of the Code. Notwithstanding anything in Section 5.9(a) to the contrary, Parent shall take all steps necessary to ensure that conversion of Company Options provided for in Section 5.9(a) shall be effected in a manner consistent with Section 409A of the Code, and that the holders of the Rollover Options shall not be subject to any taxes or penalties under Section 409A of the Code as a result of the conversion of such Rollover Options.

(c) Option Cashouts. Notwithstanding anything in Section 5.9(a) to the contrary, in the event that Parent, in its sole discretion, determines that it is not in the best interests of the Company, Parent or a holder of a Rollover Option, to substitute for a Rollover Option, then the Parent shall, no later than five (5) days prior to the Effective Time, determine that such option shall be cashed out pursuant to Section 1.6(b) of this Agreement, and such Rollover Option shall treated as a Cashed-Out Option for all purposes of this Agreement. Parent shall timely communicate to the Company its decision to cash out Rollover Options pursuant to this Section 5.9(c).

(d) Notices. As soon as reasonably practicable, but in no event later than ten (10) Business Days following the Effective Time, Parent will issue to each holder of a Rollover Option a document evidencing the substitution of such Rollover Option by Parent.

(e) Termination of 401(k) Plans. Each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) unless Parent provides written notice to the Company, no later than ten (10) Business Days prior to the Closing Date, that any such 401(k) plan shall not be terminated. Unless Parent provides such written notice to the Company, the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan.

(f) Benefit Plans. Parent shall provide, or cause to be provided, to each person who was an employee of the Company or its Subsidiaries immediately prior to the Effective Time and who remains an employee of the Surviving Corporation or its Subsidiaries immediately following the Effective Time (“Continuing Employees”), for a period of not less than one (1) year from and after the Closing Date (or if shorter, for so long as such employee remains in such employment), compensation and employee benefits that are substantially comparable in the aggregate to such employee to the compensation and benefits provided by Parent to similarly situated employees of Parent (but not taking into account the value of any equity or equity-related benefits or compensation for purposes of determining the value of the benefits provided by the Company and its Subsidiaries immediately prior to the Effective Time); provided, however, that nothing in this Agreement shall confer upon any Continuing Employee the right to continue in employment following the Effective Time, or is intended to interfere with Parent’s, the Surviving Corporation’s and its Subsidiaries’ rights (i) to terminate the employment of any Continuing Employee for any reason or no reason following the Effective Time or (ii) to amend, modify or terminate any Company Employee Plan or Employee Agreement in the sole discretion of the Parent or Surviving Corporation, or the right of any Continuing Employee to terminate his or her own employment for any or no reason following the Effective Time. To the extent that Continuing Employees participate in any of Parent’s employee benefit plans, programs, policies and arrangements following the Effective Time, including, but not limited to, any severance plan, medical plan, dental plan, life insurance plan, Code Section 401(k) arrangement, vacation program or disability plan (collectively, the “Parent Benefit Plans”), such Continuing Employees shall receive credit for purposes of eligibility and vesting under the Parent Benefit Plans in which such Continuing Employees participate solely to the extent such Continuing Employees’ were credited with service under comparable plans of the Company or any of its Subsidiaries for such purposes; provided, however, that no such employee shall be entitled to such credit (i) to the extent that it results in duplication of benefits, or (ii) for purposes of any incentive compensation or sabbatical plan, policy, program, agreement or arrangement, or any arrangement similar to the foregoing. With respect to any Parent Benefit Plan that is a welfare benefit plan maintained by Parent for the benefit of Continuing Employees on and after the Closing Date, Parent shall (1) cause there to be waived any eligibility requirements or pre-existing condition limitations solely to the extent permitted under such Parent Benefit Plan and solely to the extent such requirements and limitations were waived or attained under comparable plans maintained by the Company or any of its Subsidiaries prior to the Effective Time, and (2) for the plan year that includes the Effective Time, give effect, in determining any deductible and maximum out-of-pocket limitations, amounts paid during the plan year that included the Effective Time by such Continuing Employees with respect to similar plans maintained by Company and its Subsidiaries.

(g) Without limiting the generality of Section 5.9(f), except to the extent otherwise agreed between Parent and any Company Employee from and after the Effective Time, Parent shall assume, honor and continue, or shall cause to be assumed, honored and continued, until all obligations thereunder have been satisfied, all change in control severance agreements between the Company and any Continuing Employee as in effect at the Effective Time and as set forth on Section 5.9(g) of the Company Disclosure Schedule, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than as required to comply with applicable Law.

(h) The Company will be responsible for all requisite notices, payments and employee transfers required under any works councils agreements and necessary to consummate the transaction, or as any such actions are requested by the Parent.

It is acknowledged and agreed by the parties hereto that all provisions contained in this Section 5.9 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or Employee Agreement or any participant in any Parent employee benefit plan or any beneficiary thereof.

5.10 Indemnification.

(a) Indemnity. From and after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to the indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 5.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (the “Indemnified Parties”), subject to applicable Law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by Law, be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties or any other person who, immediately prior to the Effective Time, was a director, officer, employee or agent of the Company,

(b) Insurance. For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time of at least the same coverage and amounts containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage (and to the extent annual premium would exceed two hundred fifty percent (250%) of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use all reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such two hundred fifty percent (250%) of such annual premium); and provided, further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.10(a) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(c) Third–Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.10 without the consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.

5.11 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed FIRPTA Certificate in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or written waiver by all parties, if permissible under applicable Law) at or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. This Agreement shall have been adopted by the stockholders of the Company by the requisite vote under applicable Law.

(b) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c) Regulatory Approval. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been earlier terminated.

(d) No Governmental Restriction. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity or by any other Person before any Governmental Entity challenging or seeking to make illegal, delay materially, or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

6.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction (or written waiver exclusively by Parent and Merger Sub, if permissible under applicable Law) at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all respects (disregarding any materiality or Material Adverse Effect qualifications in such representations and warranties) as of the date hereof and on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Material Adverse Effect. No Effect, either individually or in the aggregate, shall have occurred and be continuing after the date of this Agreement that has or would reasonably be expected to have a Material Adverse Effect on the Company.

(d) Officer’s Certificate. Parent and Merger Sub shall have received a certificate dated as of the Closing Date to the effect that conditions set forth in Sections 6.2(a), (b) and (c) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.

6.3 Additional Conditions to the Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction (or written waiver exclusively by the Company, if permissible under applicable Law) at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects (except that the representations and warranties qualified by materiality or Material Adverse Effect shall have been true and correct in all respects) as of the date hereof and shall be true and correct in all material respects (except that the representations and warranties qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case, or in the aggregate, as does not materially impede the authority of Parent or Merger Sub to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date and signed by an authorized executive officer of Parent on behalf of the Parent and the Merger Sub, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:

(a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;

(b) by either the Company or Parent if the Merger shall not have been consummated by January 20, 2011 which date shall be extended to April 20, 2011 if the Merger shall not have been consummated as a result of a failure to satisfy the conditions set forth in Section 6.1(c) (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a willful or intentional material breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

(d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a material breach by the Company of this Agreement;

(e) by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if (i) a Triggering Event with respect to the Company shall have occurred or (ii) the Board of Director of the Company withdraws its recommendation as a result of an Intervening Event;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) prior to thirty (30) days following the receipt by Parent of written notice from the Company to Parent of such breach provided Parent continues to exercise all reasonable efforts to cure such breach through such thirty (30)-day period (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(f) if it shall have materially breached this Agreement or if such breach by Parent is cured within such thirty (30)-day period);

(g) by Parent, upon a breach of any representation, warranty, material covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) prior to thirty (30) days following the receipt by the Company of written notice from Parent to the Company of such breach provided the Company continues to exercise all reasonable efforts to cure such breach through such thirty (30)-day period;

(h) by the Company, if, prior to the adoption of the Agreement by the Company’s stockholders, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), the Company shall have paid Parent the Termination Fee described in Section 7.3(b); and

(i) by Parent, if any Effect, either individually or in the aggregate, shall have occurred since the date hereof that has, or could reasonably be expected to have, a Material Adverse Effect on the Company.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason other than an Intervening Event have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of the adoption of the Agreement by the stockholders of the Company, (ii) it shall have failed to include, for any reason other than an Intervening Event, in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption of the Agreement by the stockholders of the Company, (iii) its Board of Directors or any committee thereof shall have approved or recommended any Acquisition Proposal, (iv) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer in accordance with the terms of Section 5.3(d) or (v) the Company breaches any of its obligations set forth in Section 5.2 or Section 5.3, provided, however, that with respect to any breach by the Company of Section 5.3, such breach is willful and material.

7.2 Notice of Termination; Effect of Termination. Other than with respect to termination pursuant to Section 7.1(h), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto. Any termination of this Agreement under Section 7.1(h) will be effective upon the later of delivery of a valid written notice of the Company to Parent and payment of the Termination fee described in Section 7.3(b). In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3 Fees and Expenses.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable Laws of other jurisdictions, in each case pursuant to Section 5.6(a).

(b) Company Payment.

(i) Payment. Other than as set forth below, the Company shall promptly, but in no event later than two (2) Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $65 million in immediately available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e)(i), (ii) terminated by the Company pursuant to Section 7.1(h), provided, however, in the case of termination under Section 7.1(h), payment of the Termination Fee by the Company shall be made prior to such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d), Section 7.1(e)(ii), or Section 7.1(g), provided, however, in the case of termination pursuant to Section 7.1(g), that the breach by the Company giving rise to termination is willful; provided, further, that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), or Section 7.1(g), (a) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly or to any member of the Board of Directors or any officer of the Company of an Acquisition Proposal with respect to the Company and within twelve (12) months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with a third party with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two (2) Business Days after the consummation of such Acquisition of the Company or the entry into such definitive agreement or letter of intent by the Company.

(ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Payment of the fees described in this Section 7.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

(iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than fifty percent (50%) of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of fifty percent (50%) of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the party.

7.4 Amendment. Subject to applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by the stockholders of the Company; provided, however, that after adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. No failure or delay by any party in exercising any right, power or privilege hereunder, including pursuant to Section 7.1(b), shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first (1st) Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Visa Inc.

900 Metro Center Blvd.

Foster City, CA 94404

Attention:      Joshua Floum, General Counsel

Telephone:     (415) 932-2100

Facsimile:      (415) 932-2525

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, California 94301

Attention:      Kenton J. King

Telephone:     (650) 470-4500

Facsimile:      (650) 470-4570

if to the Company, to:

CyberSource Corporation

1295 Charleston Road

Mountain View, CA 94043

Attention:      David J. Kim, General Counsel

Telephone:     (650) 965-6092

Facsimile:      (650) 625-4400

with copies to:

Reed Smith LLP

1510 Page Mill Road, Suite 110

Palo Alto, California 94304

Attention:      Richard Scudellari and Michael DiSanto

Telephone:     (650) 352-0500

Facsimile:      (650) 352-0699

8.3 Interpretation; Knowledge.

(a) When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.

(b) For purposes of this Agreement, the term “Knowledge” shall mean knowledge, after reasonable inquiry, of each of the individuals identified in Section 8.3(b) of the Company Disclosure Schedule.

(c) For purposes of this Agreement, the term “made available” shall mean (i) that the Company has posted such materials to a virtual data room to which the Company has given Parent rights to access electronically or (ii) that such material is publicly available on EDGAR.

(d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate; (B) acts of war or terrorism (provided that such acts do not affect such entity disproportionately as compared to companies operating in the same industry in which such entity operates); (C) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world (provided that such events do not affect such entity disproportionately as compared to companies operating in the same industry in the same country or region in the world in which such entity operates); (D) changes in applicable Law or GAAP after the date of this Agreement (provided that such changes do not affect such entity disproportionately as compared to companies operating in the same industry in which such entity operates); (E) changes in the trading volume or trading prices of such entity’s capital stock in and of themselves (provided that such exclusion shall not apply to any underlying Effect that may have caused such change in trading prices or volumes, unless such underlying Effect would otherwise be excluded from this definition); or (F) any legal proceeding brought by any of the current or former stockholders of such entity (on their own behalf or on behalf of such entity) against such entity relating specifically to the Merger; or (ii) prevent, materially delay or impede the ability of such entity, or, in any case, the Company, to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Laws.

(e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4 Disclosure Schedule. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed a disclosure in any other section or subsection of the Company Disclosure Schedule or Parent Disclosure Schedule to which the relevance of such disclosure to such other section or subsection is readily apparent on its face.

8.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

8.6 Amendments and Waivers. Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that without the further approval of the Company’s stockholders, no such amendment or waiver that requires the approval of the shareholders of the Company under Delaware Law shall be made or given after the Shareholder Approval unless the required further approval is obtained.

8.7 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company

Disclosure Schedule and Parent Disclosure Schedule, (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10.

8.8 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction or other Governmental Entity to be invalid, illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.9 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to ay other remedy to which they are entitled at law or in equity.

8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and irrevocably waives, to the fullest extent permitted by Law, and covenants not to assert or plead any objection it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

8.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.12 Assignment. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent may transfer or assign its rights and delegate its obligations hereunder, in whole or in part, to any of its Subsidiaries or affiliates at any time and, after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent of any of its obligations hereunder. Any purported assignment in violation of this Section 8.12 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.13 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

VISA INC.

By:
Name:
Title:

MARKET ST. CORP.

By:
Name:
Title:

CYBERSOURCE CORPORATION

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]